                                                                     EXHIBIT 4.6

                              EMPLOYMENT AGREEMENT

      This Employment Agreement, dated October 1, 2004, is between Linktone Ltd., a Cayman Islands exempted company (the "Company") and XIN YE ("Executive").

1.    POSITION AND RESPONSIBILITIES

      1.1 POSITION. Executive is employed by the Company to render services to the Company in the position of Chief Technology Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company's sole discretion.

      1.2 OTHER ACTIVITIES. Executive shall devote his/her full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company.

      1.3 NO CONFLICT. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.    COMPENSATION AND BENEFITS

      2.1 CASH COMPENSATION. During the term of this Agreement, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Executive shall be paid the cash compensation (the "Cash Compensation"), which consists of the following:

      i. Base Salary: base salary in the amount of RMB 1,324,800 (which is equivalent as of the date hereof to One Hundred and Sixty Thousand U.S. Dollars (US$160,000)) payable in twelve monthly installments ("Monthly Base Salary") and pro rated for the number of days actually worked by Executive in any month in which the termination of the employment occurs;

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      ii. Annual Performance Incentive Cash Bonus: an annual performance incentive cash bonus, payable on or before April 30 of the following calendar year, subject to the Executive's achievement of the annual performance targets set forth in Exhibit A hereto ("Performance Targets"), such performance as verified and approved by the compensation committee (the "Compensation Committee") of the board of directors of the Company (the "Board") in accordance with Section 2.7 and the formula set forth below, with the Target Variable of RMB 496,800 (which is equivalent as of the date hereof to Sixty Thousand US Dollars (US$60,000)) for the calendar year 2004:

                                                       Percentage of Target
Percentage of Achievement of Performance Targets         Variable Payable
------------------------------------------------       --------------------
Between 80% and 100% (Exclusive)                               50%

100% or above                                                 100%

      The Executive is not entitled to any annual incentive cash bonus mentioned above unless he has been employed by the Company for the full calendar year.

      iii. One-time bonus: a one-time bonus in the amount of RMB 248,400 [(which is equivalent as of the date hereof to Thirty Thousand US Dollars (US$30,000)) payable by the Company in lump sum to the Executive in the fourth quarter of 2004 or any other date as determined by the Company at its discretion.

      The Cash Compensation shall be payable in RMB. The Executive may elect, at his own foreign exchange risk and expense, to receive a percentage of such Cash Compensation in foreign currencies, under which circumstances the Company will pay such amount in the foreign currencies as designated by the Executive at the exchange rate made available to the Company by any financial institution selected by the Company which provides foreign currency exchange services for the Company.

      2.2 BENEFITS. During the terms of the employment under this Agreement, as compensation for services hereunder, the Executive shall be entitled to the following benefits ("Benefits") as follows:

      i. Housing Allowance: housing allowance in the aggregate amount of up to RMB 20,700 (which is equivalent as of the date hereof to Two Thousand Five Hundred US Dollars (US$2,500)) per month.

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      ii. Insurance: health and life insurance providing international standard coverage as determined by the Compensation Committee after consultation with the Executive, with insurance premiums per individual family member in the amount of up to RMB 41,400 (which is equivalent as of the date hereof to Five Thousand US Dollars (US$5,000)) per year.

      iii. Education Reimbursement: reimbursement of education cost incurred for child living in China, up to RMB 124,200 (which is equivalent to as of the date hereof Fifteen Thousand US Dollars (US$15,000)) per child per year through secondary school.

      iv. Company Car: use of car (Buick sedan class) and driver as provided by the Company.

      v. Travel Allowance: business class air fare for spouse accompanying Executive on one overseas business trip per year.

      vi. Tax Advisory Services: reimbursement for actual tax advisory service fees incurred, up to RMB 11,600 (which is equivalent to as of the date hereof One Thousand Four Hundred US Dollars (US$1,400)) per year.

      All reimbursements will be paid subject to Executive's delivery of actual expense receipts/invoices documenting the relevant reimbursement requested.

      2.3 INDIVIDUAL INCOME TAX. The Executive shall be responsible for paying his own individual income tax in respect of the compensation received hereunder, and Executive will certify in writing annually to the Board that he has accurately reported and timely paid all income tax due in connection with such compensation. The Company will make all required tax and statutory withholdings according to the PRC taxation laws and the tax amount will be deducted from the Executive's Monthly Base Salary, which deduction Executive hereby consents to.

      2.4 ANNUAL LEAVE. The Executive shall be entitled to four weeks of annual leave with pay during each calendar year of the Employment Term, which must be taken in accordance with the Company's vacation policy then in effect.

      2.5 TRAVEL EXPENSES REIMBURSEMENT. The Company shall pay or reimburse the Executive for reasonable business expenses actually incurred or paid by the Executive during the Employment Term, in the performance of his services hereunder.

      2.6 EMPLOYEE STOCK OPTION AWARD. The Company has granted to Executive a qualified stock options, LT-2003-11-01-03-L362 and LT2003-072104-L362, under the

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Company's 2003 Stock Incentive Plan , the latter which stock option has the key terms set forth in Exhibit B which is attached hereto.

      2.7 ANNUAL REVIEW. The terms of the compensation package provided under this Agreement and the Executive's recommendations in connection therewith shall be reviewed by the Compensation Committee and/or the Board from time to time. At a minimum, the Company's Compensation Committee will review in the second quarter of each calendar year or at such other time as the Company and Executive shall agree, (a) the compensation package of the Executive, including approval of the annual performance incentive cash bonus payable, if any, based on achievement of the prior calendar year's Performance Targets and (b) the approval of Performance Targets (with specific qualitative and quantitative performance factors) and Target Variable for determining the annual incentive bonus payouts for the current calendar year. Except for agreed changes, if any, pursuant to clause (b) of the preceding sentence, any amendment agreed upon by the Board or the Compensation Committee and the Executive to the terms of the Executive's compensation package will not be retroactive and shall take effect from the time such amendment is made. The parties hereto agree that, as a general principle, amendments to the compensation package of the Executive shall not be made to, directly or indirectly, address changes in applicable law (including tax laws) and other regulatory developments which affect the Executive.

3.    TERMINATION OF EMPLOYMENT

      3.1 GENERAL.

            3.1.1 COMPANY'S RIGHT TO TERMINATE. The Company shall have the right to terminate the employment of the Executive at any time with or without Cause, but the relative rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement.

            3.1.2 EXECUTIVE'S RESIGNATION RIGHT. The Executive shall have the right to resign for any reason with 30 days prior notice to the Company, but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this Agreement.

      3.2 TERMINATION UNDER CERTAIN CIRCUMSTANCES.

            3.2.1 TERMINATION FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, subject to the Executive's compliance with Articles 5, 6 and 7, the Company will be obliged to pay only the Standard Termination Entitlements as defined in Section 3.4, and the Executive's right to exercise the Employee Stock

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      Options described under Section 2.6 shall be determined pursuant to the applicable stock option agreements and stock incentive plan governing such options.

            3.2.2 RESIGNATION FOR ANY REASON OTHER THAN GOOD REASON. In the event the Executive resigns for any reason other than Good Reason, subject to the Executive's compliance with Articles 5, 6 and 7:

            i. the Company will be obliged to pay the Standard Termination Entitlements as defined in Section 3.4 and

            ii.   a portion of the Employee Stock Options described under
                  Section 2.6 which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

            3.2.3 TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Except in the event of a Change in Control or a Corporate Transaction, in the event that the Company terminates the Executive's employment without Cause or the Executive resigns for Good Reason, subject to the Executive's compliance with Articles 5, 6 and 7:

            i. the Company will be obligated to pay the Standard Termination Entitlements as defined in Section 3.4 and the Severance Benefits as defined in Section 3.4; provided that Executive's eligibility for Severance Benefits is conditioned on Executive having first signed a release certificate in the form attached as Exhibit C, and

            ii.   a portion of the Employee Stock Options described under
                  Section 2.6 which are unvested on such date shall vest in accordance with the option agreements (as amended) governing those options.

            3.2.4 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Change in Control or Corporate Transaction, the terms outlined in Article 4 shall apply.

      3.3 LIQUIDATED DAMAGES. The Company and Executive hereby stipulate that the damages which may be incurred by the Executive as a consequence of any such termination of employment are not capable of accurate measurement as of the date of this Agreement and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

      3.4 DEFINITIONS.

"Cause" means (i) the Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) the Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade

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secrets, fraud or embezzlement; (iii) the Executive commits a material breach of this Agreement or the Proprietary Information Agreement (as defined below), which breach is not cured within twenty (20) days after written notice to the Executive from the Company; (iv) the Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to the Executive from the Company; or (v) the Executive engages in malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

"Change in Control" means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored Executive benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended, the "Exchange Act") of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. The "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. "Associate" has the meaning ascribed to such term in Rule 12b(2) promulgated under the Exchange Act. "Affiliate" in this context means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act).

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

"Corporate Transaction" means any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from

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those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction. "Administrator" means the Compensation Committee or the Board who administer the Employee Stock Options under applicable stock option agreements or stock incentive plans or schemes. "Ordinary Shares" means the ordinary shares of the Company.

"Employee Stock Options" shall be the right given by the Company to the Executive on specific vesting dates during the employment term to purchase a specific number of Ordinary Shares or other securities of the Company at a specific exercise price, as set forth in Section 2.6, with more detailed terms and conditions provided in the relevant employee stock option plan or scheme or stock option award agreements thereunder.

"Employment Final Termination Date" means the date upon which the Executive's employment with the Company ceases for any reason.

"Good Reason" in the context of the Executive's resignation is defined as (a) a change in the Executive's position which materially reduces the Executive's level of responsibilities, duties or stature; (b) a reduction in the Executive's Monthly Base Salary or (c) a relocation of the Executive's principal place of employment by more than 50 miles.

"Severance Benefits" means:

            i. the payment of a lump sum amount equal to (i) three (3) plus the total number of years between November 18, 2003 (the "Date of Hire") and the Employment Final Termination Date, multiplied by (ii) the Employee's Monthly Base Salary in effect immediately prior to his termination of employment; if the Employment Final Termination Date occurs six months or more after an anniversary of the Date of Hire, such half-year period after the anniversary shall be included in the number of years referenced above (e.g., if the Employment Final Termination Date is two years and ten months after the Date of Hire, then the total number which the Employee's Monthly Base Salary would be multiplied by for purposes of this subsection would be 5.5); and

            (1) for a period of six months after the Employee's termination of employment, direct payment by the Company to the carrier of the premiums due for any health insurance continuation coverage elected by the Employee under the Company group health plans pursuant to the Consolidated Budget Reconciliation of 1985.

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"Standard Termination Entitlements" means and includes:

      i. the Executive's earned but unpaid compensation (including, without limitation, salary, bonus and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of compensation but in no event later than 30 days after the date of the Executive's termination of employment;

      ii. the benefits, if any, due to the Executive (and the Executive's estate, surviving dependents or his designated beneficiaries) under the Executive benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the Executives of the Company; and

      iii. all of the Executive's Employee Stock Options that have been deemed to have vested at or prior to the Employment Final Termination Date under the terms of applicable stock option agreements and stock incentive plans.

4.    CHANGE IN CONTROL/CORPORATE TRANSACTION.

      4.1 SEVERANCE PAYMENT AMOUNT. If a Change in Control or Corporate Transaction occurs and the Company terminates the Executive's employment without Cause or the Executive resigns for Good Reason, then the Executive will be entitled to (a) a payment equal to the greater of (x) 6 times the Monthly Base Salary or (y) 12 months' Monthly Base Salary less any compensation paid to the Executive during the period between the Change in Control or Corporate Transaction and Employment Final Termination Date, and (b) subject to the Executive's compliance with Articles 5, 6 and 7, the Standard Termination Entitlements as defined in Section 3.4.1.

      4.2 HEALTH AND LIFE INSURANCE BENEFITS. If a Change in Control or Corporate Transaction occurs, then the Executive will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control or Corporate Transaction.

      4.3 SECTION 280G. In order to avoid the payment of excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company may reduce the payments or benefits to the Executive (within the meaning of Section 280G(b)(2) of the Code). Such reduction may apply to cash payments, vesting acceleration of Employee Stock Options and other benefits received by the Executive, which could result in the acceleration of vesting of only a portion or none of then unvested Employee Stock Options. In no event shall any payment be made under this Agreement if it would result in an excess parachute payment under section 280G of the Internal Revenue Code of 1986.

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5.    INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY
      INFORMATION

      5.1 PROPRIETARY RIGHTS AND INFORMATION AGREEMENT. Executive agrees to sign and be bound by the terms of the Proprietary Rights and Information Agreement, which is attached as Exhibit D ("Proprietary Information Agreement").

      5.2 NON-DISCLOSURE OF THIRD PARTY INFORMATION. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

      5.3 CERTIFICATE REGARDING CONFIDENTIAL AND TRADE SECRET INFORMATION. Executive agrees to sign and be bound by the terms of the Certificate Regarding Confidential and Trade Secret Information, which is attached as Exhibit E.

6.    LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT

      6.1 NON-COMPETITION. Employee acknowledges that the Company's relationships with its customers, clients, vendors, employees and other entities are valuable business assets, and that there is a substantial likelihood that if Employee directly compete with the Company, it would result in the unauthorized use or disclosure of proprietary information or interfere with the Company's relationship with its customers, clients, vendors, employees and other entities, which use or disclosure of proprietary information would be extremely difficult to detect or prove. Therefore, and in consideration for my employment with the Company, Employee agrees that during the period of his employment with the Company and for a period of 1 year after termination of his employment with Company, he shall not, directly or indirectly engage or participate in the development, marketing or distribution of wireless media, entertainment and communication services in China in three major categories: personalized media, games and entertainment, and information and communication.

      6.2 NON-SOLICITATION. Employee acknowledges that because of his position in the Company, he will have access to the Company's confidential information and trade secrets. Employee agrees that during his employment with the Company and for a period of 2 years after termination of his employment with the Company, Employee shall not directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients,

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members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment.

7.    ARBITRATION

Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit F.

8.    AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.    ASSIGNMENT; BINDING EFFECT

      9.1 ASSIGNMENT. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

      9.2 BINDING EFFECT. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.   NOTICES

Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company in writing of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this paragraph.

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Company's Notice Address:

         Linktone Ltd
         5th Floor, No. 689 Beijing Dong Rd.,
         Shanghai 200001, People's Republic of China

Executive's Notice Address:

         Xin Ye
         5th Floor, No. 689 Beijing Dong Rd.,
         Shanghai 200001, People's Republic of China

11.   SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.   TAXES

All amounts paid under this Agreement (including without limitation Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.   GOVERNING LAW

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York conflict of laws principles.

14.   INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

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15.   OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive's obligations under this agreement, including all the Exhibits, shall survive the termination of employment and the termination of this Agreement.

16.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.   AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.   ENTIRE AGREEMENT

This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

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

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYEE

By: /s/ Xin Ye
    --------------
      Xin Ye

COMPANY

By: /s/ Raymond Yang
    ------------------
    Name: Raymond Yang
    Title: CEO

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

                                                                       EXHIBIT A

                         2004 Annual Performance Targets

Financial Targets (representing 50% of the total annual target for the Executive):

      - Gross revenue and net income for fiscal year 2004 of at least US$56 million and US$16 million, respectively;

      - The Company does not receive a sanction or service suspension from China Mobile or China Unicom either (i) on a nationwide basis or
            (ii) from one or more provinces or municipalities that are material to the Company's business, as determined by the Company's independent directors.

Non-Financial Targets (representing 50% of the total annual target of the Executive):

      - Leadership of the development and integration of a senior management team that formulates and implements mid-term and long-term corporate strategies, as discussed below. Such leadership includes at a minimum:

            - taking responsibility for the portions of the corporate strategies which are applicable to the Executive's departments and affirmatively working with other members of management to reach a consensus on the appropriate strategies.

      - Establishment and maintenance of a defined "Linktone culture" which is focused on: (i) total compliance with all Company policies and procedures (including, without limitation, the Company's Code of Business Conduct, Amended and Restated Pre-clearance and Blackout Policy and Insider Trading Policy), and applicable laws, (ii) teamwork in implementing the Company's corporate strategies at all levels of the Company and (iii) striving to achieve a continuous improvement in the Company's business, financial condition and results of operations. The creation of this culture includes at a minimum:

            - setting a tone from the top regarding compliance with Company policies and procedures and applicable law, which includes promptly taking appropriate remedial measures against Executives who violate the foregoing and reporting violations or suspected violations to the Chief Executive Officer and/or the Board of Directors in a timely manner; and

            - ensuring that employees within the Executive's departments receive periodic training on the foregoing and other issues applicable to public companies under U.S. securities laws and Nasdaq rules.

      - Develop specific mid-term and long-term corporate strategies with other members of management which are extensively discussed with, and approved by, the Board of Directors prior to implementation. This includes at a minimum:

            - regularly reporting to the Board of Directors on his understanding of the strategies and how he will facilitate their implementation;

            - maintaining the Company's wireless value-added services technology platform so that service errors and service interruptions are eliminated or minimized to the greatest extent possible. At a minimum, the Executive must ensure that problems with the Company's technology platform do not result in a cancellation of an agreement with the national, provincial or local offices of China Mobile or China Unicom, or an amendment to such agreements that adversely affects the Company's financial condition and results of operations (e.g., a reduction of the Company's revenue share percentage resulting from service delivery errors due to the Company's technology platform);

            - materially and tangibly enhancing the scalability, reliability and performance of the Company's technology platform, including at a minimum, launching a new version (free of material defects and operating in accordance with specifications approved by the Chief Executive Officer) of the Company's user management system with business intelligence functions to support customer research and customer support departments;

            - continually devoting resources to the development of new, innovative products, including specifically live launches of new IVRS products for the networks of China Unicom and local PHS mobile operators in China;

            - rolling out new products and services in accordance with the milestones developed by the Chief Executive Officer, including the following:

                  - enhanced WAP content management system which supports China
            Unicom's WAP 2.0 system (to be launched in the stages and according to the time frame in which China Unicom rolls out its system);

                  - enhanced WAP 2.0 system which supports China Mobile's WAP
            2.0 system (to be launched in the stages and according to the time frame in which China Mobile rolls out its system); and

                  - materially and tangibly enhancing the Company's websites, with improved SMS, MMS and IVRS channels that allow users to reliably and quickly access the Company's services and a user management system; the Company's websites must have a minimum of [ ] page views for the months of November and December 2004 in the aggregate.

                                                                       EXHIBIT B

                          Key Terms of New Stock Grant

Plan under Which Granted:                   2003 Stock Incentive Plan

Grant Date:                                 July 19, 2004

Vesting Commencement Date:                  July 19, 2004

Exercise Price per Ordinary Share:          US$1.04

Total number of Ordinary Shares
subject to the Option:                      100,000

Total Exercise Price:                       US$104,000

Expiration Date:                            July 18, 2014

Type of Option:                             Incentive

Post-Termination Exercise Period:           Three months

Vesting Schedule:                            25% of the Shares subject
                                             to the Option shall vest twelve
                                             months after the Vesting
                                             Commencement Date, and 1/48 of the
                                             Shares subject to the Option shall
                                             vest on each monthly anniversary of
                                             the Vesting Commencement Date
                                             thereafter.

                                                                       EXHIBIT C

                           Form of Release Certificate

      ______________ ("You") and Linktone Ltd. (the "Company") have agreed to enter into this Release Certificate on the following terms:

      Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement dated [date] ("Agreement").

      In return for the consideration described in the Agreement, you and your representatives completely release Linktone Ltd., its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the New York Human Rights Law, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

      You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to [name and address]; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

      The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of New York. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

      Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

_______________________________     Date:  ___________________

         [Employee]

_______________________________     Date:  ___________________

         [Company Signatory]

                                                                       EXHIBIT D

                  PROPRIETARY RIGHTS AND INFORMATION AGREEMENT

            In consideration of my employment by Linktone Ltd. (the "Company"), I hereby agree to the following restrictions and obligations placed on my use and development of information, technology, ideas, inventions and other materials:

1. PROPRIETARY INFORMATION

      a. RESTRICTIONS ON PROPRIETARY INFORMATION. I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information of the Company in strict confidence and will neither use the information for the benefit of myself or any other third party nor disclose it to anyone, except to the extent necessary to carry out my responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than me. I understand that "Proprietary Information" means all information pertaining in any manner to the business of the Company or its affiliates, consultants, customers, business associates or members, unless (i) the information is or becomes generally known to the public through lawful means and through no fault of mine; (ii) the information was part of my general knowledge prior to the initial disclosure of the information by the Company or any person under a duty of confidentiality; or (iii) the information is disclosed to me without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality. This definition of "Proprietary Information" includes but is not limited to any and all (a) technical or non-technical information, know-how, computer software (whether in source code or object code form), programs, tools, data, research, designs, drawings, diagrams, plans, specifications, trade secrets, inventions, concepts, structures, improvements, products, patents pending, prototypes, processes, formulas, algorithms, methods, techniques, hardware, devices, schematics, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales and pricing structures, customers, subscribers, members, and bids; (c) plans, forecasts and strategies for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary. I agree that I will have the burden of proving the applicability of any of the foregoing exceptions.

      b. LOCATION AND REPRODUCTION. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current "need to know." I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I also agree that I will make copies and otherwise reproduce Proprietary Information solely to the extent necessary to carry out my responsibilities as an employee of the Company or as specifically authorized by a duly authorized officer of the Company other than me.

      c. PRIOR ACTIONS AND KNOWLEDGE. Except as disclosed on Schedule A to this Agreement, I have no knowledge about the Company's business or Proprietary Information, other than information I have learned from the Company in the course of being hired and employed.

      d. THIRD-PARTY INFORMATION. I recognize that the Company has received and will receive confidential or proprietary information from third parties. I will hold all such information in the strictest confidence and will not use the information or disclose it to anyone (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party).

      e. NON-SOLICITATION. I acknowledge that because of my position in the Company, I will have access to the Company's confidential information and trade secrets. I agree that during my employment with the Company and for a period of 2 years after termination of my employment with the Company, I shall not directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment.

      f. NON-COMPETITION. I acknowledge that the Company's relationships with its customers, clients, vendors, employees and other entities are valuable business assets, and that there is a substantial likelihood that if I directly compete with the Company, it would result in the unauthorized use or disclosure of Proprietary Information or interfere with the Company's relationship with its customers, clients, vendors, employees and other entities, which use or disclosure of Proprietary Information would be extremely difficult to detect or prove. Therefore, and in consideration for my employment with the Company, I agree that during the period of my employment with the Company and for a period of 1 year after termination of my employment with Company, I shall not, directly or indirectly engage or participate in the development, marketing or distribution of wireless media, entertainment and communication services in China in three major categories: personalized media, games and entertainment, and information and communication. I acknowledge that a portion of the salary I receive during my employment with the Company constitutes due consideration for my obligations hereunder.

2.    INNOVATIONS

      a. INNOVATIONS. "Innovations" collectively means any and all ideas, concepts, inventions, discoveries, developments, software, content, textual or artistic works, video, graphics, sound recordings, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, created, developed or reduced to practice by me alone or with others; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction; except Innovations excluded in Schedule A.

      b. OWNERSHIP OF INNOVATIONS. I hereby agree and acknowledge that all Innovations shall be deemed to be "works made for hire" belonging to Company. To the extent that any such Innovations, under applicable law, may not be considered work made for hire by me for Company, or to the extent that such Innovation is a patentable invention under Title 35 of the United States Code, I agree to assign, and upon creation automatically assign, and transfer to the Company, without further consideration, my entire right, title and interest (throughout the United States and in all other countries or jurisdictions), free and clear of all liens and encumbrances, in and to all Innovations, including all intellectual property rights in such Innovations, as well as any extensions and renewals thereof. Such assignment and transfer to the Company shall be continuous during my employment as of the relevant time of development of each such Innovation. The Company may, in its sole discretion, agree to provide consideration for certain Innovations through a written agreement between the Company and the undersigned which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Innovations shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development.

      c. MORAL RIGHTS. To the extent allowed by law, this assignment of Innovations includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," or the like (collectively "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

      d. LICENSE FOR OTHER INNOVATIONS. I agree not to incorporate into any Company property any work or invention owned by me or in which I have an interest without obtaining Company's prior written consent. If, after receiving such consent, in the course of my employment with the Company, I incorporate into Company property a work or invention owned by me or in which I have an interest, I hereby grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, use, import, offer for sale, sell, copy, distribute, publicly display, perform publicly and by means of a digital audio transmission such work or invention as part of and in connection with the Company property.

      e. ASSIST WITH REGISTRATION AND PROTECTION. In the event any Innovation shall be deemed by the Company to be copyrightable, patentable or otherwise registrable, I will assist the Company (at its expense) in every way deemed necessary or desirable by Company to protect the Innovations throughout the world, including without limitation, performing acts necessary for obtaining, maintaining and enforcing patent or other applicable registrations and vesting the Company, or any of its affiliates, with full title. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Innovation, due to my incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

      f. DISCLOSURE. I agree to maintain current and adequate written records on the development of all Innovations, and to disclose promptly to the Company all such Innovations and records. I further agree to disclose promptly to the Company any idea that I do not believe to be an Innovation, but which is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company, I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Innovation subject to this Agreement.

3.    FORMER OR CONFLICTING AGREEMENTS

      a. FORMER AGREEMENTS. I represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. I have listed in Schedule A all other agreements concerning proprietary information or inventions to which I am a party and attached copies of any agreements in my possession. To the best of my knowledge, there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.

      b. PROHIBITION ON USE OF THIRD PARTY INFORMATION. I represent and warrant and covenant that I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any. I acknowledge and agree that any violation of this provision shall be grounds for my immediate termination and could subject me to substantial civil liabilities and criminal penalties. I further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such third party proprietary information or trade secrets.

4.    TERMINATION

      a. RETURN OF THE COMPANY'S PROPERTY. I agree to promptly return to the Company upon termination of my employment all Proprietary Information, including all tangible embodiments of such Proprietary Information in my possession, and all personal property furnished to or prepared by me in the course of or incident to my employment. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Innovation.

      b. TERMINATION CERTIFICATE. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B.

      c. SUBSEQUENT EMPLOYERS. I agree that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.

5.    NO IMPLIED EMPLOYMENT RIGHTS

            I recognize that nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time. Unless stated in a written agreement signed by a duly authorized officer of the Company, my employment is for an indefinite duration and at-will, and either the Company or I can terminate our employment relationship at any time, without notice and for any reason or no reason, with or without cause.

6.    REMEDIES

            I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets. I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

7.    ASSIGNMENT

            I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company. Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of the Company and its affiliates, officers, directors, agents, successors and assigns; and shall be binding on me and my heirs, devisees, spouses, agents, legal representatives and successors.

8.    GOVERNING LAW AND ARBITRATION

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law principles. Any dispute arising out of this Agreement that the Company and I cannot settle amicably shall be resolved exclusively by arbitration before one neutral arbitrator in the City of New York and administered by the American Arbitration Association ("AAA") in accordance with its Employment Dispute Arbitration Rules. The arbitrator shall be an attorney selected by mutual agreement of the Company and me; however, if we cannot agree on the selection of an arbitrator within fifteen (15) days following the delivery by either party to the other of a demand for arbitration, the arbitrator shall be selected by or in accordance with the Employment Dispute Arbitration Rules of the AAA.

9.    SEVERABILITY

            If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

10.   AMENDMENT; WAIVERS

            This Agreement may not be amended or waived except by a writing signed by me and by a duly authorized representative of the Company other than me. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.   INTERPRETATION

            This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

12.   ENTIRE AGREEMENT

            The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms. I acknowledge that the Company has not made any other representations or warranties concerning the subject matter of this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

            I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THE LEGAL EFFECT OF ITS TERMS. I HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT LEGAL COUNSEL AND AM ENTERING INTO THIS AGREEMENT FREELY BASED ON MY OWN JUDGMENT. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, INVENTIONS, IDEAS, PROCESSES, INNOVATIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

      Date: October 1, 2004

                                  Xin Ye
                                  Employee Name

                                  /s/ Xin Ye
                                  ------------------
                                  Employee Signature

                                   SCHEDULE A

                              EMPLOYEE'S DISCLOSURE

1. PROPRIETARY INFORMATION. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Linktone Ltd. (the "Company"), other than information I have learned from the Company in the course of being hired: _______________________________
      _________________________________________________________________________
      _________________________________________________________________________

2. PRIOR INNOVATIONS. Except as set forth below, there are no ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by me alone or with others; any patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; or any improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, that I wish to exclude from the operation of this Agreement: ____________________________________________
      _________________________________________________________________________
      _________________________________________________________________________
      _________________________________________________________________________
      _________________________________________________________________________

3. PRIOR AGREEMENTS. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession): _______________________________________________________
      _________________________________________________________________________
      _________________________________________________________________________
      _________________________________________________________________________
      _________________________________________________________________________

           Date: October 1, 2004

                                          Xin Ye
                                          Employee Name

                                          /s/ Xin Ye
                                          ------------------
                                          Employee Signature

                                   SCHEDULE B

                       TERMINATION CERTIFICATE CONCERNING
                         COMPANY PROPRIETARY INFORMATION

            This is to certify that I have returned all property of Linktone Ltd. (the "Company"), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

            I further certify that I have reviewed the Company's Proprietary Information Agreement ("Agreement") signed by me and that I have complied with and will continue to comply with each and all of its terms and conditions, including without limitation: (i) the reporting of any and all ideas, concepts, inventions, discoveries, developments, know-how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies; any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction, conceived or developed by me alone or with others and covered by the Agreement and (ii) the preservation as confidential all Proprietary Information pertaining to the Company. This certificate in no manner limits my responsibilities or the Company's rights under the Agreement.

            On termination of my employment with the Company, I will be employed by _____________________ [Name of New Employer] [in the ______________ division]
and I will be working in connection with the following projects:

            [generally describe the projects]

________________________________________________________________________________
________________________________________________________________________________

       Date:________

                                     Xin Ye
                                     Employee Name

                                     ___________________________
                                     Employee Signature

                                                                       EXHIBIT E

                       CERTIFICATE REGARDING CONFIDENTIAL
                          AND TRADE SECRET INFORMATION

I understand that Linktone Ltd. (the "Company") has hired me because of my job experience and qualifications, and not because it wants to obtain trade secrets or other confidential or proprietary information from my previous employers. Accordingly, I hereby certify that:

1. I have returned all property provided to me, or obtained by me, from my previous employers including, without limitation: all books, manuals, records, models, drawings, reports, notes, contracts, customer lists and other lists, blueprints, equipment, and other documents and materials. In addition, I did not make or distribute any copies of the foregoing, except as authorized by my previous employers.

2. Listed on Schedule "A" are all non-disclosure, non-competition, and non-solicitation agreements that I signed with previous employers. I have also attached copies of all such agreements in my possession. To the best of my knowledge, there are no other agreements between me and any other person or entity concerning non-disclosure of proprietary information, non-competition, or non-solicitation. I have reviewed the agreements listed on Schedule "A," and I have complied with and will continue to comply with all of the lawful terms of these agreements, including the preservation as confidential of all trade secret and confidential information pertaining to my previous employers.

3. My performance of my job duties for the Company will not breach any agreement to keep in confidence confidential, proprietary, and trade secret information that I may have acquired during my previous employment.

4. During my employment with the Company, I will not disclose to the Company any confidential, proprietary, or trade secret information of any of my previous employers; I will not bring such information to the Company's attention; and I will not use such information in my own employment by the Company.

         Date: October 1, 2004

                                     /s/ Xin Ye
                                     -------------------------
                                     Xin Ye

                                  SCHEDULE "A"

            PRIOR AGREEMENTS. Below is a list of all non-disclosure, non-competition, and non-solicitation agreements between me and any other entity that I have signed or that may apply to me in any way:

1. ___________________________________________________________________________

2. ___________________________________________________________________________

3. ___________________________________________________________________________

4. ___________________________________________________________________________

5. ___________________________________________________________________________

6. ___________________________________________________________________________

7. ___________________________________________________________________________

8. ___________________________________________________________________________

9. ___________________________________________________________________________

10. __________________________________________________________________________

Please attach copies of all agreements in your possession, unless confidentiality provisions prohibit you from attaching the agreements.

                                                                       EXHIBIT F

                              ARBITRATION AGREEMENT

      Linktone Ltd. (the "Company") and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("the AAA Rules").

      Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation.

      A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

      Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.

      All arbitration hearings under this Agreement shall be conducted in New York, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflicts of law principles.

      Each party shall pay its own costs and attorney's fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law.

      This Agreement does not alter Employee's at-will employment status. Accordingly, Employee understands that the Company may terminate Employee's employment, as well as discipline or demote Employee, at any time, with or without prior notice, and with or without cause. The parties also understand that Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

      If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties' obligations under this Agreement shall survive the termination of Employee's employment with the Company and the expiration of this Agreement.

      The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Date: October 1, 2004

Signed: /s/ Xin Ye
        ---------------------------------------
        Xin Ye

Date: _________________________________________

Signed: _______________________________________
        By:
        Position: